UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2010

Luna Innovations Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-52008	54-1560050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Riverside Circle, Suite 400

Roanoke, Virginia 24016

(Address of principal executive offices, including zip code)

540-769-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 18, 2010, Luna Innovations Incorporated (“Luna”) and its wholly-owned subsidiary, Luna Technologies, Inc. (collectively, the “Companies”), entered into a Loan and Security Agreement (the “Credit Facility”) with Silicon Valley Bank (the “Bank”). The Credit Facility is a revolving credit facility that provides the Companies with borrowing capacity of up to $5 million at a floating annual interest rate equal to the greater of (a) 6% or (b) the Bank’s prime rate then in effect plus 2%. The Credit Facility matures on February 17, 2011, unless earlier terminated, and any amounts due under the Credit Facility will be secured by substantially all of the Companies’ assets, including their intellectual property, personal property and bank accounts.

The Credit Facility includes a fee of one-half of one percent (0.50%) per annum based on the average unused portion of the Credit Facility from time to time.

Conditions to the initial extension of credit under the Credit Facility include, among others, the completion of an audit by the Bank with results satisfactory to the Bank in its sole discretion. The Credit Facility requires the Companies to observe a number of financial and operational covenants, including maintenance of a specified liquidity ratio, achievement of certain adjusted EBITDA targets, protection and registration of intellectual property rights, and certain customary negative covenants. If the Companies draw on the Credit Facility, they may use the proceeds of the loans for any variety of purposes, including working capital and general corporate purposes.

In addition, the Credit Facility contains customary events of default, including nonpayment of principal, interest or other amounts, violation of covenants, material adverse change, an event of default under any subordinated debt documents, incorrectness of representations and warranties in any material respect, bankruptcy, judgments in excess of a threshold amount, and violations of other agreements in excess of a threshold. If any event of default occurs the Bank may declare due immediately all borrowings under the Credit Facility and foreclose on the collateral. Furthermore, an event of default under the Credit Facility would result in an increase in the interest rate on any amounts outstanding.

The foregoing summary of the Credit Facility is not complete and is qualified in its entirety by reference to the Loan and Security Agreement, which will be attached as an exhibit to Luna’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2010.

As described in Luna’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2010, Luna issued to Hansen Medical, Inc. (“Hansen”) a secured promissory note (the “Hansen Note”) in the principal amount of $5 million, and Hansen has agreed to subordinate its right to payment under the Hansen Note in favor of the Bank’s right to payment under the Credit Facility, subject to certain terms and conditions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required by this Item 2.03 is set forth in Item 1.01 above, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luna Innovations Incorporated

By:	/s/ Talfourd H. Kemper, Jr.
Talfourd H. Kemper, Jr.
Vice President and General Counsel

Date: February 18, 2010